Exhibit 10.8

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CLOPIDOGREL

INTELLECTUAL PROPERTY LICENSE

AND

SUPPLY AGREEMENT

between

SANOFI

and

SANOFI PHARMA BRISTOL-MYERS SQUIBB

dated as of January 1, 1997

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS

SECTION 1.1	Defined Terms	2
SECTION 1.2	Additional Defined Terms	6

ARTICLE 2
GRANT OF LICENSE

SECTION 2.1	License Grant	7
SECTION 2.2	No Transfer	7
SECTION 2.3	No Implicit Rights	7
SECTION 2.4	Goodwill	7
SECTION 2.5	Improvements	7

ARTICLE 3
SUPPLY OF ACTIVE SUBSTANCE CHEMICAL BULK

SECTION 3.1	Supply during the Exclusive Supply Period	8
SECTION 3.2	Supply after the Exclusive Supply Period	8
SECTION 3.3	Terms and Conditions of Supply	8
SECTION 3.4	Samples	8
SECTION 3.5	Manufacturing Improvements	9

ARTICLE 4
SUB-LICENSE

SECTION 4.1	General Sub-License	9
SECTION 4.2	Sub-License for Alliance Agreements	9
SECTION 4.3	Termination of Sub-License	9

ARTICLE 5
PROVISION OF DOCUMENTS

		10

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ii

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iii

SCHEDULES

SCHEDULE 1A	COST OF BULK
SCHEDULE 1B	LICENSED PATENTS
SCHEDULE 1C	LICENSED TRADEMARKS
SCHEDULE 1D	TERRITORY A

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This CLOPIDOGREL INTELLECTUAL PROPERTY LICENSE AND SUPPLY AGREEMENT (this “Agreement”) dated as of January 1, 1997 is hereby made by and between:

Sanofi, a socièté anonyme organized and existing under the laws of the French Republic (“Licensor”); and

Sanofi Pharma Bristol-Myers Squibb, a socièté en nom collectif organized and existing under the laws of the French Republic (the “SNC Partnership” and, together with Licensor, the “Parties” and, individually, each a “Party”).

W I T N E S S E T H :

WHEREAS, Licensor has discovered and patented a new chemical entity known as SR 25990C with the international non-proprietary name Clopidogrel Hydrogenosulphate (“Clopidogrel”), with potential ethical pharmaceutical applications in the cardiovascular therapeutic field;

WHEREAS, Licensor, Bristol-Myers Squibb Company, a Delaware corporation (“SMS”), and Sterling Winthrop, Inc., a Delaware corporation (“Sterling”) entered into a Development Agreement dated July 29, 1993 (the “Development Agreement”) for, among other things, the development of Clopidogrel;

WHEREAS, pursuant to an Amended and Restated Asset Purchase Agreement dated as of September 30, 1994 among Eastman Kodak Company, Licensor and Sterling, Licensor acquired certain assets, and assumed certain obligations, of the ethical pharmaceutical business of Sterling, including the rights and obligations of Sterling under the Development Agreement;

WHEREAS, Licensor and BMS have entered into a Territory A Alliance Support Agreement dated as of the date hereof (the “Alliance Support Agreement”) and have formed through their indirect wholly owned subsidiaries the SNC Partnership pursuant to the statuts to be amended and restated as of June 6, 1997 (the “SNC By-Laws”) for, among other things, the commercialization of Clopidogrel Products in Territory A (as such terms are defined herein);

WHEREAS, Licensor, BMS and the SNC Partnership have entered into a Product Know-How License Agreement for Territory A dated as of the date hereof (the “Know-How License Agreement”), pursuant to which Licensor and BMS have granted to the SNC Partnership a license to use certain know-how for the commercialization of Clopidogrel Products and which was developed by Licensor and BMS under the Development Agreement;

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WHEREAS, Licensor owns or has acquired independent of BMS certain intellectual property, including certain patents, trademarks and know-how, for the commercialization of Clopidogrel Products in Territory A;

WHEREAS, Licensor is willing to grant to the SNC Partnership, and the SNC Partnership is willing to accept, a license under such intellectual property for the commercialization of Clopidogrel Products in Territory A on the terms and conditions set forth herein;

WHEREAS, Licensor and its Affiliates have the exclusive right, subject to the terms and conditions set forth in this Agreement, to provide the active substance chemical bulk containing Clopidogrel (the “Clopidogrel Bulk”) that is required for the development, clinical testing and manufacturing of Clopidogrel Products in Territory A; and

WHEREAS, Licensor, either directly or through its Affiliates, is willing to sell to the SNC Partnership, and the SNC Partnership is willing to purchase on an exclusive basis from Licensor or its Affiliates, the Clopidogrel Bulk on the terms and conditions set forth in this Agreement

NOW, THEREFORE, in consideration of the mutual covenants and the terms and conditions set forth herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Adverse Event” means any negative symptom experienced at the time of or after the taking of any Clopidogrel Product of which any Party or any of its Affiliates becomes aware, whether or not considered drug, related, including, without limitation, any side effects, injury, toxicity or sensitivity reaction, or significant failure of expected pharmacological action, as well as instances of symptomatic overdose, abuse or withdrawal reactions.

“Affiliate”, when used with reference to any Person, means any other Person controlling, controlled by, or under common control with, such Person; provided, however, that, with respect to Licensor, the definition of Affiliate shall exclude Elf Aquitaine and any Person not controlled by Licensor that would be an Affiliate of Licensor solely by reason of its being controlled by Elf Aquitaine. For the purposes of this definition, “control” shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person or to veto any material decision relating to the management of policies of a Person in each case whether through the ownership of voting securities, by contract or otherwise, (b) the beneficial ownership, directly or indirectly, of securities (excluding general partnership interests) representing at least 40% of the voting power of all outstanding voting securities of a Person or (c) the beneficial ownership of at least 50% of the partnership interests of a general partnership. The Parties

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confirm that each Co-Promotion Entity (as defined in the Alliance Support Agreement) in Territory A shall be considered to be an Affiliate of Licensor.

“Alliance Agreements” has the meaning set forth in the Alliance Support Agreement.

“Alliance Strategic Committee” has the meaning set forth in the Alliance Support Agreement.

“BMS Partner” means BMS Investco S.A.S., a partner in the SNC Partnership.

“Clopidogrel Intellectual Property” means the Clopidogrel Know-How and that part of the Licensed Patents relating to Clopidogrel.

“Clopidogrel Know-How” means any and all technical data, information, material and other know-how that relate to the manufacturing and purification of the Clopidogrel Bulk, including, without limitation, any analytical methodology, chemical, procedures, protocols, techniques and results of experimentation and testing, solely owned, developed or acquired by Licensor and its Affiliates as of the date hereof.

“Clopidogrel Product” means the product or products having as an active ingredient Clopidogrel or any salt, ester, metabolite or pro-drug thereof.

“Competing Product” means any product that [*], but which is not [*] set forth in Schedule [*]or selected for [*] by [*].

“Cost of Bulk” means (i) during the Exclusive Supply Period, [*] of the Clopidogrel Bulk used in the manufacture of Clopidogrel Products, as more fully described in Schedule 1A attached hereto, and (ii) following the Exclusive Supply Period, [*] for the supply of the Clopidogrel Bulk after the Manufacturing and Sourcing Committee shall have assured the supply of such Clopidogrel Bulk.

“Development Committee” has the meaning set forth in the Know-How License Agreement.

“Exclusive Supply Period” means the period of time during which Licensor, either directly or through its Affiliates, is the exclusive supplier of the Clopidogrel Bulk to the SNC Partnership.

“Finance Committee” has the meaning set forth in the Alliance Support Agreement.

“Functional Committee” means any Alliance Functional Committee (as such term is defined in the Alliance Support Agreement) or any License Functional Committee (as such term is defined in the Know-How License Agreement).

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“Governmental Authority” means any federal, state or local or any foreign or supranational government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“License Steering Committee” has the meaning set forth in the Know-How License Agreement

“Licensed Intellectual Property” means the Clopidogrel Intellectual Property and the Product Intellectual Property.

“Licensed Know-How” means the Clopidogrel Know-How and the Product Know-How.

“Licenced Patents” means the patents and patent applications of Licensor and its Affiliates existing on the date hereof relating to Clopidogrel and Clopidogrel Products, including, without limitation, those listed on Schedule 1B attached hereto and all reissues, renewals, divisions, continuations, continuations-in-part, reexaminations, patent term restorations, patents of additions and extensions thereof.

“Licensed Trademarks” means the trademarks and registered trademarks and applications for registered trademarks listed on Schedule 1C attached hereto, and the trademarks, the registered trademarks and applications for registered trademarks selected by the Marketing Working Group.

“Line Extension” has the meaning set forth in the Know-How License Agreement.

“Loss of Exclusivity” means the loss of exclusivity in any country in Territory A upon the occurrence of all of the three following conditions: (i) a Clopidogrel Product shall have lost its marketing exclusivity (whether by virtue of compulsory license under, or expiration, invalidity or unenforceability of, the patents covering such Clopidogrel Product, loss or expiration of any exclusivity conferred de facto or de jure by any statutory marketing or data exclusivity or any other cause), (ii) one or more Competing Products shall have been legally marketed in such country by one or more Third Parties and (iii) Net Sales of such Clopidogrel Product in such country over any period of [*] (after the conditions set forth in sub-clauses (i) and (ii) above shall have been satisfied) shall have [*] the level of Net Sales of such Clopidogrel Product in such country over the immediately preceding period of [*].

“MAA” means any marketing authorizations, licenses, approvals, registrations, certificates and exemptions submitted to or granted by or pending with any Governmental Authority for the purpose of allowing the manufacture, production, supply, marketing, distribution or sale of any Clopidogrel Product in a particular country.

“Manufacturing and Sourcing Committee” has the meaning set forth in the Alliance Support Agreement.

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“Market Penetration” means, with respect to one or more Competing Products in any given country in Territory A, the number of units of such Competing Products sold in such country, expressed as a percentage of the sum of (i) the [*]with respect to which [*]constitute [*] and (ii) the [*], in each case over a period of [*], as reported by [*].

“Marketing Entity” has the meaning set forth under the definition of Entilé de Marketing in the Règlement Intérieur.

“Marketing Working Group” has the meaning set forth in the Know-How License Agreement.

“Net Sales” means for any given period and with respect to any Clopidogrel Product, the gross amount invoiced in respect thereof by the Marketing Entities to any Person (excluding any transfers between any Party and its Affiliates solely for purposes of resale, promotional use or clinical trials), less (i) quantity and/or cash discounts, allowances and/or rebates actually allowed or given, (ii) freight, postage and shipping insurance expenses (if separately identified in such invoice), (iii) sales taxes directly related to the sale to the extent included in the gross invoice price (but not including taxes assessed against the income derived from such sale) and (iv) amounts repaid or credited on account of rejections, outdating or the return of such Clopidogrel Product.

“New Drug Application” means the application required to be filed with the relevant Governmental Authority in any country in order to obtain approval to market commercially any Clopidogrel Product in such country.

“New Indication” has the meaning set forth in the Know-How License Agreement.

“Person” means any individual, partnership, firm, corporation, Société anonyme, Société en nom collectif, Société en participation, limited liability company, joint venture, association, trust or other entity or any government or any agency or political subdivision thereof, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended.

“Product Intellectual Property” means the Product Know-How, the Licensed Trademarks and that part of the Licensed Patents relating to Clopidogrel Products.

“Product Know-How” means any and all technical data, information, material and other know-how that relate to the formulation of Clopidogrel Products, including, without limitation, any analytical methodology, chemical, toxicological, pharmacological and clinical data, formulae, procedures, protocols, techniques and results of experimentation and testing, solely owned, developed or acquired by Licensor as of the date hereof.

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“Réglement Intérieur” means the réglement intérieur to be entered into between the Sanofi Partner and the BMS Partner with effect as of the date hereof.

“Safety Problem” has the meaning set forth in the Alliance Support Agreement.

“Sanofi Partner” means Sanofi Participations, a partner in the SNC Partnership.

“Serious Adverse Event” means any Adverse Event that is life-threatening in that such Adverse Event places the patient at risk of dying, requires hospitalization, prolongs existing hospitalization or results in permanent disability, birth defect, cancer or death.

“Territory A” means the countries and geographic areas described and listed in Schedule 1D attached hereto,

“Third Party” means a Person who or which is neither a Party nor an Affiliate of a Party.

1.2 Additional Defined Terms. The following additional defined terms shall have the meanings set forth in the sections of this Agreement listed below:

Defined Term	Section Where Defined
Agreement	Preamble
Alliance Support Agreement	Recitals
BMS	Recitals
Clopidogre1	Recitals
Clopidogrel Bulk	Recitals
Development Agreement	Recitals
Discovery Royalty	6.1
Discoverer’s Remuneration	6.1
Force Majeure	11.13
Know-How License Agreement	Recitals
License Termination Date	9.2(a)
Licensor	Preamble
Notices	11.1
Party	Preamble
Payment Report	6.3
Quality Standards	8.5
Reporting Party	7.2
SNC By-Laws	Recitals
SNC Partnership	Preamble
Sterling	Recitals
Supply Payment	6.1

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ARTICLE 2

GRANT OF LICENSE

2.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to the SNC Partnership, and the SNC Partnership hereby accepts:

(i)	an exclusive license for the term hereof under the Product Intellectual Property (a) to make, have made, sell, offer for sale and import Clopidogrel Products in Territory A, (b) to develop Clopidogrel Products for Territory A, including, without limitation, New Indications and Line Extensions thereof, and (c) with the prior approval of the Manufacturing and Sourcing Committee, to make, have made and export the Clopidogrel Products outside of Territory A; provided, however, that such exclusivity shall not apply to Sanofi and BMS with respect to the Ongoing Studies (as such term is defined in the Know-How License Agreement), which are being conducted by Sanofi and BMS under the Development Agreement; and

(ii)	after the Exclusive Supply Period, an exclusive license for the term hereof under the Clopidogrel Intellectual Property solely for the purpose of making and having Clopidogrel made to produce Clopidogrel Products for Territory A by the entity(ies) approved by Licensor (which approval shall not be unreasonably withheld), which shall include the entity(ies) selected by the Manufacturing and Sourcing Committee.

2.2 No Transfer. The SNC Partnership hereby acknowledges and agrees that this Agreement does not, and shall not be deemed to, transfer any proprietary ownership interest whatsoever to the SNC Partnership in or to the Licensed Intellectual Property. Nothing herein shall give the SNC Partnership any right, title or interest in or to any of the Licensed Intellectual Property, except the rights granted pursuant to this Agreement.

2.3 No Implicit Rights. All of the rights granted hereunder are explicitly stated herein and nothing in this Agreement shall be construed to grant any implied rights whatsoever to the SNC Partnership in or to the Licensed Intellectual Property.

2.4 Goodwill. The SNC Partnership hereby acknowledges that all goodwill connected with the Licensed Trademarks shall inure to the benefit of Licensor, and the SNC Partnership shall not take any action that may be detrimental to such goodwill.

2.5 Improvements. Any new or useful invention, process or improvement, patentable or unpatentable, relating to the formulation of any Clopidogrel Product under the Clopidogrel Intellectual Property developed or acquired by the SNC Partnership during the term hereof shall be the property of the SNC Partnership, which shall have all ownership rights thereto.

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ARTICLE 3

SUPPLY OF ACTIVE SUBSTANCE CHEMICAL BULK

3.1 Supply during the Exclusive Supply Period. During the Exclusive Supply Period, Licensor shall supply, or shall cause one or more of its Affiliates to supply, as exclusive supplier to the SNC Partnership, the Clopidogrel Bulk required for the development, clinical testing and manufacturing of Clopidogrel Products for Territory A. The price to be paid by the SNC Partnership for the Clopidogrel Bulk shall be based on the Cost of Bulk and shall be paid to Licensor pursuant to Article 6 hereof.

3.2 Supply after the Exclusive Supply Period. (a) The Exclusive Supply Period shall end sixty (60) days following the earlier of:

(x)	Licensor shall have given the SNC Partnership and BMS written notice that Licensor’s or its Affiliates’ [*] in Territory A (or in such other geographic area as [*] may identify from time to time) represents or appears likely to represent [*] in Territory A (or in such other geographic area), computed over the [*] immediately preceding the date of such notice; or

(y)	Competing Products shall have reached, in the aggregate, [*] in Territory A as determined by the [*] (computed over the [*] immediately preceding the date of such determination).

(b) Promptly after delivery of the notice or determination described in subclause (a) above, the Manufacturing and Sourcing Committee shall ensure the supply of the Clopidogrel Bulk from Licensor, BMS, their respective Affiliates and/or qualified Third Parties and, for the period after the Exclusive Supply Period, shall award, to the extent practicable, the right to supply the Clopidogrel Bulk to the Person(s) that will supply the Clopidogrel Bulk (i) for the lowest price, (ii) in substantially identical quality and quantity to the Clopidogrel Bulk previously supplied by Licensor or its Affiliates and (iii) pursuant to a supply commitment of at least [*]. Notwithstanding the foregoing, upon and after the occurrence of the event described in sub-clause (y) above, Licensor shall continue to be the exclusive supplier thereof for so long as Licensor offers to supply the Clopidogrel Bulk, either directly or through its Affiliates, at a price that is [*]with respect thereto.

3.3 Terms and Conditions of Supply. The Parties shall agree on the other terms and conditions for the supply of the Clopidogrel Bulk during the Exclusive Supply Period, including, without limitation, the payment mechanism thereof.

3.4 Samples. Clopidogrel Products and the Clopidogrel Bulk used as promotional samples shall be sold on a basis to be determined by the Finance Committee.

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3.5 Manufacturing Improvements. (a) For so long as Licensor, directly or through its Affiliates, is the exclusive supplier of the Clopidogrel Bulk pursuant to Section 3.1 hereof, BMS shall notify Licensor of any proposal to improve the manufacturing process used for the Clopidogrel Bulk and shall offer Licensor, by written notice, the right to participate in the development of such improvement by financing [*] of all development costs incurred after the receipt of such notice.

(b) If Licensor elects to participate in the development of such improvement within ninety (90) days after receipt of such notice and such development results in the issuance of a process patent, (i) the Parties and BMS shall amend and restate this Agreement so that BMS and Licensor shall share equally the economic benefit resulting from such patent and (ii) such patent shall be registered in the name of (x) BMS (who shall grant a license to Licensor with respect to such patent), if the patented process has applications other than in the manufacture of the Clopidogrel Bulk or (y) Licensor, if the patented process has applications only in the manufacture of the Clopidogrel Bulk.

(c) If Licensor does not elect to participate in such development within ninety (90) days after receipt of such notice and the proposed process has applications only in the manufacture of the Clopidogrel Bulk, then BMS shall not undertake any development work on such manufacturing process (whether directly, by licensing, or by transferring its know-how to, a Third Party) until termination of the Exclusive Supply Period.

ARTICLE 4

SUB-LICENSE

4.1 General Sub-License. Except as permitted under Section 4.2 hereof, the SNC Partnership shall not, without the prior written consent of Licensor, sub-license any of its rights and obligations under this Agreement; provided, however, that if the representatives of Licensor on any Functional Committee, the Alliance Strategic Committee or the License Steering Committee consensually agree to sub-license any of the SNC Partnership’s rights or obligations hereunder, such agreement shall be deemed to be Licensor’s consent for the purposes of this Section 4.1. No such sub-license shall relieve the SNC Partnership of its obligations hereunder.

4.2 Sub-License for Alliance Agreements. The SNC Partnership shall sub-license those of its rights and obligations under this Agreement, to any Affiliate of Licensor or BMS that is a party to any Alliance Agreement, solely for the purposes of permitting such Affiliate to perform its obligations under such Alliance Agreement.

4.3 Termination of Sub-License. Licensor shall have the right to require the SNC Partnership to terminate any sub-license hereunder in the event that the sub-licensee fails to comply in any material respect with, or takes any action contrary to, the terms of such sub-license or any decision made by any Functional Committee, the Alliance Strategic Committee or the License Steering Committee, and such sub-licensee has failed to remedy such non-compliance within thirty (30) days from its receipt of written notice thereof from Licensor or the SNC Partnership.

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ARTICLE 5

PROVISION OF DOCUMENTS

As promptly as practicable following the date hereof, Licensor shall make available to the SNC Partnership copies of all relevant data, studies and materials comprising Licensed Know-How in Licensor’s possession that shall be available as of such date.

ARTICLE 6

CONSIDERATION

6.1 Discoverer’s Remuneration. In consideration of the rights and licenses granted and the services provided hereunder, the SNC Partnership shall pay, or shall cause to be paid, directly to Licensor for the term hereof an aggregate amount equal to [*] of Net Sales of Clopidogrel Products in Territory A (the “Discoverer’s Remuneration”), which shall be subject to adjustment in accordance with Section 6.2 hereof. The Discoverer’s Remuneration shall include (i) a discovery royalty (the “Discovery Royalty”) and (ii) during the Exclusive Supply Period, payment for the supply of the Clopidogrel Bulk calculated pursuant to Section 3.1 hereof (the “Supply Payment”). For each country in Territory A, the SNC Partnership shall determine the breakdown of the Discoverer’s Remuneration into the Discovery Royalty and the Supply Payment

6.2 Adjustment to the Discovery Royalty. (a) Following the Exclusive Supply Period, the Discoverer’s Remuneration shall cease to include the Supply Payment and shall thereafter consist solely of the Discovery Royalty. The Discovery Royalty shall then be reset, and shall subsequently be subject to periodic positive or negative adjustments (but not more than once every two (2) consecutive calendar quarters), as described below:

The rate of the Discovery Royalty shall be [*] of Net Sales of Clopidogrel Products in Territory A, [*] an amount equal to [*],which shall be determined as follows:

[*]

(the Cost of Bulk being computed over the [*] immediately preceding the calculation date and expressed as a percentage of Net Sales); provided, however, that, except as provided in paragraph (b) of this Section 6.2., the Discovery Royalty shall in no event be reduced below [*] of Net Sales of Clopidogrel Products in Territory A.

(b) From and after the Loss of Exclusivity of a Clopidogrel Product in any given country in Territory A, Licensor shall receive a trademark royalty of [*] of Net Sales of such Clopidogrel Product in such country, if and for so long as the Licensed Trademarks are used by a Marketing Entity in such country, and any [*] in the rate of the Discovery Royalty attributable to such country remaining after [*] (if applicable) shall be [*], on the basis of [*]:

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[*]

(c) The Loss of Exclusivity shall be measured by the Marketing Working Group on a quarterly basis.

6.3 Payment For the term of this Agreement, the SNC Partnership shall pay or cause to be paid to Licensor all amounts due hereunder on a quarterly basis within sixty (60) days of the end of each calendar quarter. Each such payment shall be accompanied by an accurate statement of the amount of Net Sales of Clopidogrel Products during such calendar quarter, the calculation of all payments to be made to Licensor for such calendar quarter and a report on Competing Products and on any actual or potential Market Penetration (each a “Payment Report”).

6.4 Method of Payment. (a) All payments to be made hereunder shall be made by wire transfer in immediately available funds, and shall be made in French francs to the bank account of Licensor as notified to the SNC Partnership, unless the Parties agree to settle such payments through other means.

(b) Amounts due from the SNC Partnership to Licensor in respect of sales based on a currency other than French francs shall be converted to French francs using the methodology determined for such purpose by the Finance Committee.

6.5 Records. The SNC Partnership shall maintain (i) books, records and accounts which accurately and fairly reflect, in reasonable detail, the Net Sales of Clopidogrel Products and (ii) an adequate system of internal accounting controls. All books, records and accounts referred to in clause (i) above shall be maintained for not less than three (3) years, or for such longer period if and as required by applicable law, following the date of the sales constituting the Net Sales and shall be made available for reasonable review upon request by Licensor or the BMS Partner.

6.6 Payment Reports. (a) At the request of the BMS Partner, the SNC Partnership shall, and shall if applicable cause its sub-licensees to, permit BMS or an independent, certified public accountant not having any significant relation to either BMS or Licensor, as appointed by BMS, at reasonable times and upon reasonable notice, to examine the books and records of the SNC Partnership as may be necessary to (i) determine, with respect to any calendar quarter ending not more than two (2) years prior to the related request, the correctness of any Payment Report or payment made under this Agreement or any Alliance Agreement or (ii) obtain information as to the amount payable for any such calendar quarter in the case of failure on the part of the SNC Partnership to report or pay pursuant to this Agreement or on the part of any party to any Alliance Agreement; provided, however, that BMS shall not have the right to make such audit request more than once every twelve

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(12) calendar months. The results of any such audit shall be promptly made available to BMS, Licensor and the SNC Partnership.

(b) BMS shall bear the full cost and expense of any such audit, unless such audit discloses that the amount due to Licensor is less than the amount paid by [*] of the amount due, in which case Licensor shall bear the full cost and expense of such audit.

(c) The determination by an independent, certified public accountant pursuant to this Section 6.6 as to the amount due and payable by the SNC Partnership shall be conclusive and binding on the Parties hereto.

6.7 Taxes. All payments due under this Agreement shall be paid in full without deduction, except for taxes (if any) required to be withheld by applicable law in Territory A with respect to such payments. In the event the SNC Partnership is required under applicable law to withhold any tax to the revenue authorities in any country in Territory A regarding any payment to Licensor, the amount of such tax shall be deducted by the SNC Partnership and paid to the relevant revenue authority, and the SNC Partnership shall notify Licensor thereof and shall promptly furnish to Licensor all copies of any tax certificate or other documentation evidencing such withholding. In the event that any such tax shall subsequently be found to be due, payment of such tax shall be the responsibility of Licensor.

ARTICLE7

ADVERSE EVENT REPORTING

7.1 Adverse Event Reporting. Licensor, the SNC Partnership and the BMS Partner shall each ensure that, in the marketing of the Clopidogrel Products in Territory A, it and each of its respective Affiliates record, investigate, summarize and review all Adverse Events and Serious Adverse Events. Each Party shall require that its Affiliates, sub licensees and distributors adhere to all requirements of local law which relate to the reporting and investigation of Adverse Events and Serious Adverse Events, and each Party shall require that its Affiliates, sub-licensees and distributors keep such Party informed of such experiences.

7.2 Reporting Procedure. In order that each Party may be fully informed of these experiences, each Party shall report to:

Sanofi Pharma 82,

avenue Raspail

94255 Gentilly Cedex, France

Attention: [omitted]

Facsimile: [omitted]

all Adverse Events and Serious Adverse Events anywhere in the world; provided, however, that Serious Adverse Events shall be reported to the Person set forth above within three (3) working days of a Party’s becoming aware of such an event (a “Reporting Party”) and shall be reported by facsimile as provided above. The Reporting Party shall report all other

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Adverse Events on a monthly basis. Each Party shall promptly notify the Person set forth above of any complaint received by it in sufficient detail and in sufficient time to allow the Person set forth above to comply with any and all regulatory requirements imposed upon it in any country. Each Party shall also advise the Person set forth above of any regulatory developments (e.g., proposed recalls, labeling and other registrational dossier changes) affecting any Clopidogrel Product in any country in Territory A. Each Party and the BMS Partner shall have the right to review and/or request copies of any and all information and reporting forms generated or received by the Person set forth above with respect to Adverse Events and Serious Adverse Events. These procedures may be modified from time to time by the Regulatory Committee (as such term is defined in the Know-How License Agreement).

ARTICLE 8

TRADEMARKS; PATENTS; INFRINGEMENT

8.1 Maintenance. Licensor shall maintain in full force and effect all Licensed Patents and Licensed Trademarks for the term of this Agreement and shall bear all costs and expenses related thereto. In the event that Licensor or the SNC Partnership becomes aware of a registration for or an application to register a trademark which it believes is reasonably likely to conflict with any Licensed Trademark, it shall promptly inform the other Party and the BMS Partner in writing of the same, giving particulars thereof. Licensor shall have the first right to commence an opposition or cancellation proceeding against such trademark application or registration. If Licensor decides not to commence an opposition or cancellation proceeding, it shall promptly inform the SNC Partnership in writing of the same and the SNC Partnership shall have the right, but not the obligation to commence an opposition or cancellation proceeding against the trademark application or registration. The cost and expenses of any such opposition or cancellation proceeding commenced by either Licensor or the SNC Partnership shall be borne by the SNC Partnership. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to assist the other Party in commencing and prosecuting such opposition or cancellation proceeding.

8.2 Registration. The Licensed Trademarks in Territory A shall be filed and maintained in the name of Licensor. The SNC Partnership shall execute and deliver to Licensor, in such form as Licensor shall reasonably request, any and all documents which may be necessary or desirable to assist Licensor in registering or renewing the Licensed Trademarks, or in recording the SNC Partnership as a registered user of the Licensed Trademarks, if necessary.

8.3 Undertaking of the SNC Partnership. The SNC Partnership agrees not to register or attempt to register in any country in Territory A any trade name, trademark, service mark, certification mark or logo that is confusingly similar to, or that contains elements that are confusingly similar to, any Licensed Trademark.

8.4 Compliance. The SNC Partnership shall comply with all notice and marking requirements under applicable intellectual property laws and labeling requirements under applicable law that are necessary or advisable for the protection and enforcement of the Licensed Trademarks or the Licensed Patents. The SNC Partnership shall further comply

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with all applicable laws and regulations related to the manufacture, marketing, distribution and sale of Clopidogrel Products in Territory A.

8.5 Quality Standards, The SNC Partnership shall make or have made Clopidogrel Products according to the quality standards established in accordance with the New Drug Applications and MAAs (the “Quality Standards”). All promotional and packaging materials to be used in connection with Clopidogrel Products shall be submitted to Licensor so that Licensor may ensure the correct Use of the Licensed Trademarks thereon, and the SNC Partnership shall not use any such promotional or packaging materials without the prior consent of Licensor (which consent shall not be unreasonably withheld); provided, however, that such consent shall be deemed to have been given if Licensor shall not have provided Notice to the SNC Partnership of its objection to any such promotional or packaging material within fifteen (15) days after its receipt thereof.

8.6 Quality Control. If the SNC Partnership uses manufacturers other than Licensor, BMS or their respective Affiliates, the SNC Partnership shall carry out quality control tests that are customary in the pharmaceutical industry to determine that all Clopidogrel Products and packaging related thereto sold by or on behalf of the SNC Partnership conform to the Quality Standards. The SNC Partnership shall keep full and complete testing records, which shall be made available for reasonable review upon request by Licensor. Upon reasonable request, the SNC Partnership shall permit Licensor to inspect the manufacturing facilities used by or on behalf of the SNC Partnership and, during such inspection, Licensor shall have the right to make such tests as it deems necessary to ensure that the Quality Standards are being maintained.

8.7 Failure to Meet Standards. The SNC Partnership agrees that Clopidogrel Products not meeting the Quality Standards shall not be labeled or used or offered for sale under the Licensed Trademarks. Unless otherwise agreed, any products that are not Clopidogrel Products, including, without limitation, Competing Products, may not be advertised or otherwise promoted, directly or indirectly, by the SNC Partnership with any reference to the Licensed Trademarks, and the SNC Partnership shall instruct its distributors to comply with this restriction.

8.8 Patent and Trademark Infringement During the term of this Agreement, if the SNC Partnership or Licensor becomes aware of the infringement or threatened infringement of any Licensed Patent or Licensed Trademark, it shall promptly notify the other Party and the BMS Partner in writing of the same, giving particulars thereof. Licensor shall have the first right to institute an action based on such infringement or threatened infringement and shall be responsible for the conduct of such action. The SNC Partnership shall assist and cooperate with Licensor to the extent necessary in the conduct of such action, if Licensor notifies me SNC Partnership in writing that it does not propose to take action against me infringer, or if within two (2) months of notification of the infringement or threatened infringement, Licensor has taken no demonstrable action to enjoin or address such infringement or threatened infringement against the infringer, the SNC Partnership shall have the right, but not the obligation, to Institute an infringement action. The costs and expenses of any such infringement action (including, without limitation, fees of attorneys and other professionals) shall be borne by the SNC Partnership. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to

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allow the other Party to institute and prosecute such infringement actions and Licensor shall, if required, lend its name to enable the SNC Partnership to conduct the proceedings. Any award or other consideration paid by Third Parties as a result of an infringement action (whether by way of settlement or otherwise) shall be allocated between Licensor and BMS on the basis of [*] applied to the date as of which the award or other consideration is received.

8.9 Notification of Infringement. In the event of the institution of any suit by a Third Party against either Party or any of their respective Affiliates for patent and/or trademark infringement and/or infringement of any other intellectual property rights involving Clopidogrel or Clopidogrel Products in Territory A, such Party shall promptly notify the other Party and the BMS Partner in writing of such suit Licensor shall have the first right to conduct the defense of any such suit Licensor shall notify the SNC Partnership and the BMS Partner within a reasonable amount of time after notification of the institution of such a suit if it elects not to defend such suit. If Licensor does not elect to defend such suit, the SNC Partnership shall have the right, but not the obligation, to conduct the defense of such suit. The costs and expenses of any such suit (including, without limitation, fees of attorneys and other professionals) shall be borne by the SNC Partnership. Each Party hereby agrees to assist and cooperate with the other Party, to the extent necessary, in the defense of such suit. Any award or other consideration paid by a Third Party as a result of such suit (whether by way of settlement or otherwise) shall be allocated between Licensor and BMS on the basis of [*] applied to the date as of which the award or other consideration is received.

8.10 Invalidity or Nullity. Licensor shall have the first right to conduct the defense of any suit brought by a Third Party based on the invalidity or nullity of a Licensed Patent other than an action instituted by way of counterclaim in an action for infringement of a Licensed Patent, in which case the Party conducting the infringement action shall have the right to conduct the defense. The SNC Partnership shall assist and cooperate with Licensor to the extent necessary in the defense of such suit. If Licensor notifies the SNC Partnership and the BMS Partner in writing that it does not propose to conduct the defense of such suit, or if within two (2) months of notification of such suit, Licensor has taken no demonstrable action to conduct the defense of such suit, the SNC Partnership shall have the right, but not the obligation, to conduct the defense of such suit The costs and expenses of any such action (including, without limitation, fees of attorneys and other professionals) shall be borne by the SNC Partnership. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to conduct the defense of such suit and Licensor shall, if required, lend its name to enable the SNC Partnership to conduct the proceedings. Any award or other consideration paid by a Third Party as a result of such suit (whether by way of settlement or otherwise) shall be allocated between Licensor and BMS on the basis of [*] applied to the date as of which the award or other consideration is received.

8.11 Licensor’s Representations. Licensor represents and warrants to the SNC Partnership that: (i) except as set forth in Schedule 1B attached hereto with respect to the Licensed Patents to be assigned by BMS to Sanofi, it has, and at all times during the term of this Agreement will have, the right, power and authority to license the Licensed Intellectual Property for the purposes hereunder and to perform its other obligations

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hereunder, (ii) Licensor is not aware of any asserted or unasserted claims or demand of any Third Party it believes to be enforceable against the Licensed Intellectual Property and (iii) to the best of Licensor’s knowledge and belief, the SNC Partnership’s practice of any invention claimed in the Licensed Patents or its exercise of any right to the Licensed Intellectual Property, each as contemplated by this Agreement, will not infringe any patent or other intellectual property right of any Third Party.

ARTICLE 9

TERM; TERMINATION

9.1 Term: Termination. (a) The term of this Agreement shall commence on the date hereof and shall expire on the later of (x) the 15th anniversary of the first commercial sale of a Clopidogrel Product and (y) such date as the last Licensed Patent effective in any country in Territory A shall have expired and all other de jure exclusivity available for a Clopidogrel Product shall have ended. Thereafter, the term of this Agreement may be renewed for successive three-year terms, respectively, by the mutual agreement of the Parties no later than 24 months prior to the expiration of the term then in effect.

(b) Notwithstanding the foregoing, this Agreement shall automatically expire upon the earlier of (i) the termination by both Parties of the commercialization of Clopidogrel Products throughout Territory A as the result of a Safety Problem pursuant to Section 7.04(ii) of the Alliance Support Agreement and (ii) the exercise by BMS of the special put option pursuant to Section 7.08 of the Alliance Support Agreement.

(c) This Agreement may be terminated by the mutual written consent of each of Licensor, the Sanofi Partner and the BMS Partner.

(d) Licensor shall have the right to declare termination of this Agreement upon Notice to the SNC Partnership, following the first to occur of:

(i) the BMS Partner shall have (A) voluntarily commenced any proceeding or filed any petition seeking relief under Title 11 of the United States Code, French Law No. 84-148 of March 1,1984, French Law No. 85-98 of January 25,1985 or any other bankruptcy, insolvency or similar law of the United States, any state thereof, the French Republic or any other applicable jurisdiction, (B) applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for it or for all or substantially all of its property, (C) filed an answer admitting the material allegations of a petition filed against or in respect of it in any such proceeding, (D) made a general assignment for the benefit of creditors of all or substantially all of its assets, (E) become unable generally, or admitted in writing its inability to, pay all or substantially all of its debts as they become due or (F) taken, corporate, action for the, purpose of effecting any of the foregoing; or

(ii) an involuntary proceeding shall have been commenced or any involuntary petition shall have been filed in a court of competent jurisdiction seeking (A) relief in respect of the BMS Partner, or of its property, under Title 11 of the

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United States Code, French Law No. 84-148 of March 1,1984, French Law No. 85-98 of January 25, 1985 or any other bankruptcy, insolvency or similar law of the United States, any state thereof, the French Republic or any other applicable jurisdiction, (B) the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for the BMS Partner or for all or substantially all of its property or (C) the winding-up or liquidation of the BMS Partner; and such proceeding or petition shall have continued undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall have continued unstayed and in effect for thirty (30) days,

9.2 Consequences of Termination. (a) Upon the expiration or early termination of this Agreement pursuant to Section 9.1 hereof (the “License Termination Date”):

(i) the terms and conditions of Section 7.07 of the Alliance Support Agreement shall apply, except in the event of early termination pursuant to Section 9.1(b) hereof;

(ii) the SNC Partnership shall cease, and shall cause each sub-licensee (if any) to cease, all activities related to the Licensed Intellectual Property; and

(iii) the SNC Partnership shall pay in full all amounts due to Licensor hereunder within ten (10) days after the final determination of Net Sales for such period, including the License Termination Date, pursuant to Sections 6.3, 6.4 and 6.6 hereof which shall survive until the full payment of all amounts under this clause (iii).

(b) In the event of the termination of the commercialization of the Clopidogrel Products in any country(ies) of Territory A pursuant to Section 7.02 of the Alliance Support Agreement:

(i) the terms and conditions of Section 9.2(a)(ii)-(iii) hereof shall apply, mutatis mutandis, with respect to such country(ies); and

(ii) all rights and licenses granted by Licensor hereunder with respect to such country (ies) shall revert to Licensor, subject to Section 7.03 of the Alliance Support Agreement.

(c) Expiration or early termination of this Agreement pursuant to this Article 9 shall be without prejudice to any rights which shall have accrued to the benefit of any Party prior to such expiration or termination. Such expiration or termination shall not relieve any Party from its obligations which are expressly indicated to survive the expiration or termination of this Agreement. All of the Parties’ rights and obligations under this subclause (c) and under Sections 6.5, 6.7, 7.1, 7.2, 9.2 and 11.2-11.4 and Article 10 hereof shall survive such expiration or termination for the applicable period.

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ARTICLE 10

CONFIDENTIALITY

All of the data, material and information exchanged by the Parties hereunder or related hereto (including, without limitation, the Licensed Intellectual Property) shall be subject to the confidentiality provisions of the Alliance Support Agreement as set forth in Section 5.03 thereof.

ARTICLE 11

MISCELLANEOUS

11.1 Notices. All notices, requests or other communications hereunder (collectively, “Notices”) shall be in writing, shall be in the English language and shall be given or made by delivery in person, by courier service, by facsimile (with receipt confirmed) or by registered or certified mail (return receipt requested with postage prepaid) to the respective Parties at the following addresses:

If to Licensor, to:

Sanofi
32-34, rue Marbeuf
75008 Paris, France

Attention:	Directeur Juridique
Facsimile:	[omitted]
Attention:	Directeur Juridique Adjoint
Facsimile:	[omitted]
Attention:	Vice President, Alliance Management
Facsimile:	[omitted]

with a copy to:

Cleary, Gottlieb, Steen & Hamilton
41, avenue de Friedland
75008 Paris, France

Attention:	[omitted]
Facsimile:	[omitted]

If to the SNC Partnership, to:

Sanofi Pharma Bristol-Myers Squibb

32-34, rue Marbeuf

75008 Paris, France

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Attention:	Directeur Juridique
Facsimile:	[omitted]
Attention:	Directeur Juridique Adjoint
Facsimile:	[omitted]
Attention:	Vice President, Alliance Management
Facsimile:	[omitted]

with a copy to the BMS Partner at:

Bristol-Myers Squibb Company
P.O. Box 4000
Route 206 & Province Line Road
Princeton, NJ 08543-4000 USA

Attention:	Vice President and Senior Counsel, Pharmaceutical
Research Institute, and Worldwide Franchise Management, Business
Development
Facsimile:	[omitted]
Attention:	Vice President, Alliance Management
Facsimile:	[omitted]

and:

Shearman & Sterling
599 Lexington Avenue
New York, NY 10022 USA

Attention:	[omitted]
Facsimile:	[omitted]

or to such other address or facsimile number as hereafter shall be furnished as provided in this Section 11.1 by any Party hereto to the other Party hereto. All Notices given to any Party in accordance with this Section 11.1 shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile, or on the date ten (10) business days after dispatch by certified or registered mail (postage prepaid) if mailed.

11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without regard to the choice of law principles that might otherwise be applied in such jurisdiction.

11.3 Dispute Resolution. All disputes between the Parties arising in connection with this Agreement (other than those specifically referred to in Section 6.6 hereof) shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, and the number of arbitrators shall be three. Each of Licensor (acting on its own behalf and on behalf of the SNC Partnership) and the BMS Partner shall designate one arbitrator and the two so appointed arbitrators shall jointly designate the third arbitrator. If such designation is not made within fifteen days of the designation of the second party-designated arbitrator, the Secretary General of the

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International Court of Arbitration of the International Chamber of Commerce shall designate the third arbitrator. The proceedings shall be conducted in the English language in Paris, France. The president of any arbitral tribunal shall not be a citizen of either the United States of America or the French Republic.

11.4 Specific Performance. Each Party agrees that the Licensed Intellectual Property is unique, and that a failure by any Party to perform its obligations under this Agreement will result in irreparable damage, and that specific performance of such obligations may be obtained without the posting of any bond or other security; provided, however, that the powers of the arbitrators under this Section 11.4 shall be limited to enforcing the obligations provided for in this Agreement as drafted.

11.5 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties (including the Sanofi Partner and the BMS Partner, each in its capacity as a partner of the SNC Partnership) and permitted sub-licensees and assigns, and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

11.6 Assignment. (a) This Agreement may be assigned by a Party only to an Affiliate of Licensor or BMS in the event of a corporate reorganization (including an entity that becomes an Affiliate in connection with such reorganization) involving the assumption of all or substantially all of such Party’s marketing or manufacturing functions in Territory A by such Affiliate, in which event the rights may be assigned and the obligations may be delegated to such Affiliate.

(b) Notwithstanding anything to the contrary contained in subclause (a) above, this Agreement may be assigned, in whole or in part, by, or on behalf of, the SNC Partnership as a result of a termination event under either Section 7.04 or Section 7.06 of the Alliance Support Agreement or as a result of the dissolution of the SNC Partnership (other than for a Safety Problem) and in any such event shall be deemed to be amended and restated (i) to delete Section 4.2 hereof, as well as any reference to the Alliance Support Agreement, (ii) to insert those terms and conditions that are then customary in the pharmaceutical industry for an intellectual property license agreement, including, without limitation, provisions for confidentiality, indemnification and termination for material breach, as well as a diligence requirement that the assignee shall use reasonable commercial efforts to actively promote Clopidogrel Products (and the remedy for breach of such diligence requirement shall be termination of such amended and restated agreement) and (iii) to require the supplying entity(ies) to supply Clopidogrel Bulk to such assignee until, and for no longer than, the first anniversary of such assignment.

11.7 Severability. If any term or other provision hereof is held to be invalid, illegal or incapable of being enforced by applicable law or public policy, all other terms and provisions hereof shall, nevertheless remain in full force and effect so long as the economic effect or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as

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possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.8 Waivers and Amendments. No modification of or amendment to this Agreement shall be valid unless in a writing signed by both Parties referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement shall be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other provision hereof.

11.9 Headings. All titles and captions contained in this Agreement are for the convenience of reference only and shall not affect in any way the meaning or interpretation hereof.

11.10 Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter contained herein and all prior agreements relative thereto which are not contained herein are hereby terminated.

11.11 No Partnership or Joint Venture. This Agreement is not intended to create, and nothing contained herein shall be construed to create an association, joint venture, trust or partnership, or to impose a trust or partnership covenant, obligation or liability on or with regard to the other Party. Each Party shall be severally responsible for its own covenants, obligations and liabilities as herein provided. Other than the SNC Partnership: (i) no Party shall be under the control of, or shall be deemed to control any other Party; (ii) no Party is the legal representative, agent, joint venturer or employee of the other Party with respect to this Agreement for any purpose whatsoever, and no Party shall have the right or power to bind the other Party; and (iii) no Party has the right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of any other Party, whether express or implied, or to bind any other Party in any respect whatsoever. The provisions of this Agreement are intended only for the regulation of relations between the Parties. This Agreement is not intended for the benefit of non-Party creditors, and no rights are granted to non-Party creditors under this Agreement.

11.12 Governing,Language. The Parties acknowledge that this Agreement may be translated into the French language. The Parties agree that this English language version shall in all respects be the controlling version of this Agreement.

11.13 Force Majeure. No Party shall be in default under this Agreement, or shall have any obligation to the other Party, if such Party is unable to perform under this Agreement by reason of act of God, fire, flood, strike, national emergency or other contingency beyond its reasonable control (a “Force Majeure”). Such Party shall give the other Party prompt notice of any interruption of performance on account of Force Majeure, and of the resumption of such performance, and shall keep the other Party informed on a current basis as to the steps being taken to remove, and the anticipated time of removal of, the circumstances resulting in such Force Majeure. Notwithstanding the foregoing, nothing in this Section 11.13 shall excuse or suspend the obligation to make any payment due under this Agreement in the manner and at the time provided herein.

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11.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first written above.

SANOFI		SANOFI PHARMA BRISTOL-MYERS SQUIBB

By:	/s/ [signature illegible]	Represented by:
	Name:	SANOFI PHARMA, as Manager
Title:
		By:	/s/ [signature illegible]
Name:
Title:

Witnessed by: BMS INVESTCO S.A.S., a Partner

		By:	/s/ [signature illegible]
Name:
Title:

161956

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SCHEDULE 1A

COST OF BULK

[*] Cost of Active Substance Chemical Bulk (“Cost of Bulk”)

It will result from the addition of the various costs described hereunder.

[*]

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SCHEDULE 1B

LICENSED PATENTS

[*] [Note: Approximately fifteen pages of text are omitted.]

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SCHEDULE 1C

LICENSED TRADEMARKS

[*] [Note: Approximately eighteen pages of text are omitted.]

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SCHEDULE 1D

TERRITORY A1

Europe:

Albania	the United Kingdom
Andorra	(including England, Wales,
Austria	Scotland, Isle of Man, Alderney,
Belgium	Northern Ireland, Channel Islands)
Bulgaria	Former USSR (Europe)
Cyprus	Russia
The Czech Republic	Ukraine
Slovakia	Belorus
Denmark	Moldavia
Finland	Estonia
France (including Martinique, Guadeloupe,	Latvia
French Guyana, French Polynesia,	Lithuania
New Caledonia, Reunion and the	Vatican City State
Other Overseas Departments and	Former Yugoslavia
Terriories)	(including Bosnia-Herzegovina,
Germany	Croatia, Macedonia, Montenegro,
Gibraltar	Serbia and Slovenia)
Greece
Greenland
Hungary	Africa
Iceland
Irish Republic	Algeria
Italy	Angola
Liechtenstein	Benin
Luxembourg	Botswana
Malta and Gozo	Burkina Faso
Monaco	Burundi
Netherlands	Cameroon
Norway	Cape Verde Island
Poland	Central African Republic
Portugal	Chad
Romania	Comoros
San Marino	Congo
Spain	Djibouti
Sweden	Egypt
Switzerland	Equatorial Guinea
Eritrea

1	Territory A will be deemed to include any new country created by the division, consolidation or name change of the countries listed below.

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Africa (continued):	Asia:

Ethiopia	Afghanistan
Gabon	Bahrain
Gambia	Bangladesh
Ghana	Bhutan
Guinea	Brunei
Guinea –Bissau	Cambodia
Ivory Coast	China (including Tibet)
Kenya	Taiwan
Lesotho	Macao
Liberia	Hong Kong
Libya	India
Madagascar	Indonesia
Malawi	Israel
Mali	Jordan
Mauritania	South Korea
Mayotte	Kuwait
Mauritius, etc.	Laos
Morocco	Lebanon
Mozambique	Malaysia
Namibia	Maldive Island
Niger	Mongolia
Nigeria	Myanmar
Occidental Sahara	Nepal
Rwanda	Oman
St Helena	Pakistan
Ascension	Philippines
Tristan de Cunha	Qatar
Sao Tome & Principe	Saudi Arabia
Senegal	Singapore
Seychelles	Sri Lanka
Sierra Leone	Syria
Somalia	Thailand
South Africa	Turkey
Spanish Presidios:	United Arab Emirates
Ceuta	Former USSR (Asia)
Melilla	RSFSR (Asia)
Sudan	Armenia (Hyastan)
Swaziland	Azerbaidjan
Tanzania	Georgia
Togo	Turkmenistan
Tunisia	Uzbekistan
Uganda	Tadjikistan
Zaire	Kazakhstan
Zambia	Kirghizia
Zimbabwe
Vietnam
Yemen

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